Exhibit 99.1

Gramercy Capital Corp. Continues

Deployment with $84.7 Million Investment

NEW YORK, N.Y. – Dec. 29, 2004 – On December 29, 2004, Gramercy Capital Corp. (NYSE: GKK) (the “Company”) invested in an $84.7 million loan secured by a blanket first mortgage on 32 separate office and warehouse/distribution properties comprising 1.9 million rentable square feet, and one 22-acre land parcel. The properties are located in urban centers in Florida, Tennessee, North Carolina, and Georgia. The investment matures in 33 months and bears interest at a rate that floats above LIBOR.

Gramercy Capital Corp. is a specialty finance company that lends to commercial property owners throughout the United States. The Company specializes in the origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans and preferred equity investments. The Company has a market equity capitalization of approximately $279 million. Since its initial public offering in August 2004, the Company has originated or invested in $422 million of financings, consisting primarily of subordinate mortgage participations, mezzanine loans and whole loans.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, many of which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit our website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.